UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No. __)
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Osteotech, Inc.

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The following letter was sent to stockholders of Osteotech, Inc. beginning on August 10, 2010:

Dear Stockholders:
Heartland Advisors, Inc. (“Heartland”), Spencer Capital Opportunity Fund, LP, Spencer Capital Management, LLC, Spencer Capital Partners, LLC and Boston Avenue Capital LLC (collectively, the “Dissident Stockholders”) are proposing four alternative director nominees for election at the Annual Meeting in opposition to the Board’s recommended nominees for the purpose of seeking control of the Board of Directors and control of Osteotech, Inc. (“Osteotech” or the “Company”). It is unfortunate that the Dissident Stockholders have decided to pursue a costly and disruptive proxy contest at the annual meeting, which is distracting our distribution teams, employees, management and our Board during the launch of three new tissue products that are the basis of our future revenue growth and profitability. The Osteotech Board of Directors strongly urges all stockholders to vote in favor of the Board’s six nominees for election at the 2010 Annual Meeting of Stockholders of Osteotech, Inc., using the GOLD proxy card, and to discard any proxy card representing the opposing slate nominated by the Dissident Stockholders.
At the beginning of 2006, our management team and Board recognized there were a number of key business issues facing the Company, including:
•	The Company’s product portfolio, including its leading Grafton® DBM product line, had become commodity businesses, with substantial competition, numerous competitors (a number of which had more financial resources than Osteotech), price erosion and the expiration of certain patent protection in the near future.

•	A research and development pipeline, which, although it had an extensive intellectual property estate, including numerous patents and patent applications, had no cohesive product development strategy and no product development projects to deliver a new product in the near term.

•	The long-term relationship with the Musculoskeletal Transplant Foundation (“MTF”) was set to expire on December 31, 2008 and was not anticipated to be renewed. MTF had in fact indicated to the Company in 2005 that it was not planning to renew its arrangements with Osteotech when they expired in 2008. In 2005, MTF had accounted for 27% of consolidated revenues.

•	The Company lost $21.1 million in 2005, generated gross margins of 34%, and without a re-structuring of its cost structures, the Company would burn through its cash reserves in a relatively short period of time.

•	A distribution team that needed new products to move outside the commodity markets it was currently serving.
The recognition of these business issues resulted in the development of three key strategic imperatives that our management and Board still follow today. These imperatives are as follows:
1.	Focus on improving gross margins and profitability and generating cash flow to internally fund our operations, including research and development, without having to raise capital in the public markets. Our goal was not to dilute our stockholders investment to fund the basic business activities necessary to turn the Company around.
2.	Re-invigorate our research and development efforts, generating new product technologies with short-term and long-term potential. Our goal was to re-invent Osteotech as a state of the art biologics company providing innovative and much need regenerative products to surgeons and their patients.
3.	Improve the effectiveness of the world-wide distribution teams, and ultimately, with the introduction of new products, move toward a hybrid distribution model reflecting direct representation, sales agents and stocking distributors. Our goal was to be able to develop and provide a full breadth of biologics allowing the distribution team to be the “one-stop” shop for surgeons over the full spectrum of orthopedic surgical procedures.

By following these imperatives, the Company has made outstanding progress over the last four years. The Company:
•	was profitable in three of the last four years, with 2009 being the only unprofitable year as we transitioned away from the MTF relationship, suffered through the world-wide economic slowdown and had other events which impacted our profitability, such as the termination of our relationship with Smith & Nephew, Inc.;
•	increased gross margins from 34% in 2005 to 49% in 2009 with a high of 53% in 2008;
•	generated cash from operations, funding our operations and all of our research and development efforts, without having to raise cash in the capital markets or incur debt;
•	managed the expiration of the MTF relationship, replacing the tissue supply with new sources from Community Tissue Services and LifeNet Health, Inc.; and
•	developed three new innovative technology platforms, MagniFuse™, Plexur® and HCT™ (human collagen technology), which present both near-term and long-term product opportunities. Spine related products from the MagniFuse™ Technology and general orthopedic applications for the Plexur M® Innovative Grafting are already on the market with national launches of these products occurring in April and March 2010, respectively. BioGenesis™ Dural Regeneration Matrix (formerly named the Duratech™ Bioregeneration Matrix), the first product from the HCT platform, is currently under review by the U. S. Food and Drug Administration.
Since 2006, Osteotech has been in a turnaround mode. Our management team and Board have used our limited resources wisely to generate stockholder value, creating new and innovative products and technologies that will leverage a dynamic financial model to generate profits and cash. The management team and the Board executed these initiatives without creating any dilution for Osteotech’s long-term stockholder base. While it is true that the timing on the execution of some of the initiatives did not always meet our initial expectations, in the end we were able to successfully achieve all that we had set out to do. There is more work to be done to complete the execution of the strategic imperatives we established in 2006, and we are well-positioned to accomplish these tasks despite the distraction, uncertainty and associated costs the actions of the Dissident Stockholders are creating for the management team and the Board. For these reasons, the Board of Directors strongly believes that re-election of the current directors to serve for another term is important to the future success of the Company.
If you read the materials the Dissident Stockholders are distributing, you would think Osteotech will be filing for bankruptcy any day now. That is far from the truth. Osteotech has a strong balance sheet with $53.2 million in working capital, including $10.7 million in cash, and no debt, and the Company has access to a line of credit of up to $10.0 million. It is true Osteotech has used a portion of its cash reserves to solidify its tissue supply position, especially in light of the expiration of the MTF relationship. The Company, however, generated these cash reserves in preparation for these investments.
Our track record speaks for itself and as a result, we strongly disagree with the arguments presented in the Dissident’s Stockholders’ proxy materials and have provided our counter arguments below.
Our stock has performed well in comparison to our peers and is continuing to improve.
The Dissident Stockholders have claimed that our stock price has declined markedly and that our stock has underperformed. The Dissident Stockholders have cited to the stock performance graph included in our 2009 Annual Report on Form 10-K that summarizes the total cumulative return experienced by Osteotech’s stockholders during the five-year period ended December 31, 2009, compared to the NASDAQ Stock Market Index and the Dow Jones Medical Supplies Index, and noted that our total cumulative return resulted in a 42% loss since January 1, 2005.

While we do not dispute the prices at which our stock has been trading during the past five years, we believe that the Dissident Stockholders’ approach of only looking at the stock price at the beginning and end of a five-year period oversimplifies the analysis and ignores the changes in the stock price occurring throughout the five-year period. For instance, during the five-year period presented in the graph, our total stockholder return increased, on a year-over-year basis, in 2006, 2007 and 2009. We believe the dip in our total stockholder return in 2008 was due primarily to the decline in the global economy, the impact of which was increased by a simultaneous delay in the launch of our new products and reduction in our revenues due to the loss of MTF as a customer.
Our stock also performed well when compared against the stock performance of our direct competitors in the biologics business. Included below is a graph comparing our total stockholder return against the returns of RTI Biologics, Inc. and Orthovita, Inc., the two companies that are most like Osteotech in size and nature of business. The graph compares the total cumulative return experienced by Osteotech’s stockholders since January 1, 2005 with the total cumulative return experienced by the RTI Biologics, Inc. and Orthovita, Inc. stockholders. The changes for the periods shown in the graph and table are based on the assumption that $100 had been invested in Osteotech, RTI Biologics, Inc. and Orthovita, Inc. at the close of business on December 31, 2004 and that all cash dividends were reinvested.

							August 3,
Name	2004	2005	2006	2007	2008	2009	2010

Osteotech, Inc.	$100.00	$90.36	$102.73	$142.18	$30.73	$58.18	$67.81
RTI Biologics, Inc.	100.00	68.23	55.92	82.82	26.34	36.64	28.24
Orthovita, Inc.	100.00	92.60	86.63	83.29	80.91	83.77	44.63

As seen in the graph, our stock performed well in comparison to our peers. Our total stockholder returns exceeded RTI Biologics, Inc’s total stockholder returns in all five years and the seven-month period ended August 3, 2010. Our total stockholder returns exceeded Orthovita, Inc.’s total stockholder returns in 2006 and 2007 and in the seven-month period ended August 3, 2010. As demonstrated in the above graph, our stock price has been improving since the end of calendar 2008 whereas the stock prices for RTI Biologics, Inc. and Orthovita, Inc. have been declining since the end of calendar 2009. It is also important to note that during the period presented in the graph, both RTI Biologics, Inc. and Orthovita, Inc. had to raise capital and dilute their earnings in order to support their operations. Osteotech, on the other hand, was able to sustain its business without raising capital during that time.
Stockholder returns should not be focused on one short period of time like the Dissident Stockholders would have you believe. Our goal, which we have stated on numerous occasions, is to create a long-term sustainable growth model which will provide our stockholders with returns year after year. We have created that model with our new product franchises and a long-term product development pipeline that will leverage a dynamic financial model. Revenue from our new products is beginning to grow, we returned to profitability in the second quarter of 2010 and cash is still strong.
Our results of operations and financial condition are improving.
The Dissident Stockholders have claimed that our results of operations and financial condition are deteriorating. They argued that over the last five years revenue growth has stalled and that we have been excessively draining our cash. In making their claims, the Dissident Stockholders referenced the selected financial data as of December 31 for each of the five years ended December 31, 2009 set forth in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”) on March 8, 2010.
Our results of operations and financial condition are not deteriorating. In fact, our results of operations and financial condition have been improving since the current management team was put in place. In 2005, the Company experienced a net loss of $21.1 million. In 2006, Mr. Owusu-Akyaw’s first year leading the new management team as Chief Executive Officer, the Company was profitable, earning $1.9 million in net income. This trend continued in 2007 and 2008, when net income totaled $2.6 and $2.2, respectively. Although we experienced a net loss of $4.0 million in 2009, such loss was not unexpected given the termination of our tissue processing and product distribution relationship with MTF at the end of 2008, which accounted for $14.2 million, $16.2 million, $19.4 million and $25.0 million, or 14%, 16%, 20%, and 27%, respectively, of net revenue during 2008, 2007, 2006 and 2005, respectively. Moreover, during the second half of 2008 and throughout 2009 financial markets globally were experiencing extreme disruption, including volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others.
The Company’s use of cash during the past couple of years does not reflect deterioration of the Company’s financial condition as the Dissident Stockholders suggest. Rather, the Company has been using the cash to (1) invest in the business by developing new products that are now available in the marketplace, generating revenue and driving our financial results and (2) augment and re-structure our tissue supply chain. For more specific information regarding the new products, see “A robust pipeline of new products is now entering the marketplace” below. Historically, we received a substantial portion of our tissue supply from MTF. With the termination of the MTF relationship at the end of 2008, we effectively re-engineered our tissue supply chain by executing tissue supply agreements with Community Tissue Services and LifeNet Health. In addition, we increased our tissue inventory positions in 2007 through 2009 to build inventories for our new products launches and to ensure the transition from the MTF arrangements went smoothly. Now that the new products are in launch mode, we have begun decreasing our tissue inventories down to normal levels, which will generate cash over the next several years. In the first six months of 2010, we have already reduced tissue inventories by $4.2 million.
We are recovering from adverse developments in our markets.
The Dissident Stockholders have argued that Osteotech is facing significant erosion in its business and cited in support of this proposition the fact that we experienced declines in revenues in our Client Services segment and DBM segment. The decline in the Client Services segment is due solely to the termination of our relationship with MTF, which we noted publicly on numerous occasions over a period of years was going to occur. The decline in the DBM segment is partly due to the termination of our arrangements with Smith & Nephew and MTF. In addition, the DBM market is highly competitive and has been under strong price pressure due to the numerous products on the market. While we do not dispute that revenues in our Client Services and DBM segments declined in 2009, such declines did not significantly erode our business because they were expected. In anticipation of the declines, we worked diligently to bolster our product pipeline to balance out the expected loss in revenues. Initially there was a dip in our results, but now that the new products have been launched into the marketplace, we are in a position to start seeing our revenues increase from sales of these new and exciting products.

A robust pipeline of new products is now entering the marketplace.
Because all of our products are surgically implanted into a human body, we need to make sure our products are as safe as possible. We have very high safety standards, and our products are subject to rigorous validation and testing to ensure that the manufacturing and quality process is working effectively. We are extremely proud of our safety record and our reputation as a quality provider of biologic products. Because of the process involved in confirming our products are safe from both a regulatory and clinical aspect, we sometimes are not able to launch new products within the timeframes we initially expect. It is for these reasons that the launch of our Plexur M® and MagniFuse™ product lines was delayed.
We are confident that fiscal 2010 will bring improved results for our business. We showcased our new proprietary biologic product portfolio at the Annual Meeting of the American Academy of Orthopaedic Surgeons in New Orleans, Louisiana in March 2010. During the meeting, a number of surgeons presented clinical results stemming from their use of Plexur M® and MagniFuse™. Feedback has been very positive on both our Plexur M® and MagniFuse™ product lines. The success of the new products can be seen in our financial results for the first half of fiscal 2010.
First Quarter Results. New product revenue totaled $1.8 million in the first quarter of 2010, an 88% increase over the fourth quarter of 2009.
•	Plexur M® performed well during the first quarter of 2010. Plexur M® revenue totaled $0.6 million, a 72% increase over the fourth quarter of 2009. During the quarter, 97 accounts purchased Plexur M®. Of these accounts, 75 were new Plexur M® customers during the quarter. We saw a 61% reorder rate from customers who purchased Plexur M® in the fourth quarter of 2009.
•	MagniFuse™ also performed well during the first quarter of 2010. MagniFuse™ contributed approximately $1.1 million in revenue during the first quarter of 2010, up nearly 160% compared with the fourth quarter of 2009. During the quarter, 72 accounts purchased MagniFuse™. Of these accounts, 39 were new MagniFuse™ customers during the quarter. We saw a 73% reorder rate from those customers who purchased MagniFuse™ in the fourth quarter of 2009. We started a national launch of MagniFuse™ in April 2010.
Second Quarter Results. New product revenue totaled $2.5 million in the second quarter of 2010, a 39% increase over the first quarter of 2010, and has shown continued improvement during the third quarter with new product revenue of $1.0 million in July 2010.
•	Plexur M® continued to perform well during the second quarter of 2010. Plexur M® revenue totaled $1.1 million, a 73% increase over the first quarter of 2010. During the quarter, 157 accounts purchased Plexur M®. Of these accounts, 99 were new Plexur M® customers during the quarter. We saw a 50% reorder rate from customers who purchased Plexur M® in prior quarters.
•	MagniFuse™ continued to perform well during the second quarter of 2010. MagniFuse™ contributed approximately $1.3 million in revenue during the second quarter of 2010, up nearly 21% compared with the first quarter of 2010. During the quarter, 94 accounts purchased MagniFuse™. Of these accounts, 43 were new MagniFuse™ customers during the quarter. We saw a 60% reorder rate from those customers who purchased MagniFuse™ in prior quarters.
After approval by the FDA, we also expect our BioGenesis™ Dural Regeneration Matrix (formerly named, Duratech™ BioRegeneration Matrix), the first biologic developed under our proprietary HCT™ (human collagen technology) Technology, to contribute to our revenue growth.

Additional information regarding our products is available on our website at www.osteotech.com under “Products & Technologies.” We believe that products based on the Plexur®, MagniFuse™ and HCT™ technology platforms will contribute substantially to our growth in the future. We also believe that when the Company is entering a time of positive growth, it should not be burdened by unnecessary and ill-advised changes in its Board of Directors.
Our Chairman is an independent member of our Board and Audit Committee and we are in compliance with NASDAQ listing requirements.
The Dissident Stockholders have questioned the independence status of Kenneth P. Fallon, III, Chairman of the Company’s Board and member of the Company’s Audit Committee and Nominating and Corporate Governance Committee, based on the additional compensation paid to Mr. Fallon in 2009 that was disclosed in our 2010 Proxy Statement. As a result, the Dissident Stockholders have also questioned the Company’s compliance with the NASDAQ listing requirements.
As disclosed in our press release issued on August 9, 2010, the Board of Directors of Osteotech engaged Deutsche Bank Securities Inc. in 2009 as its exclusive financial advisor to assist the Board in evaluating and exploring strategic alternatives focused on enhancing stockholder value. Mr. Fallon, in his role as Chairman and member of the Board and upon the request of the other members of the Board of Directors based upon Mr. Fallon’s extensive experience and expertise, has spent a considerable amount of time on the ongoing strategic review. As a result, the Company’s Compensation Committee determined to provide Mr. Fallon additional compensation for these additional Board services. We do not believe such additional compensation affected Mr. Fallon’s independence and continue to believe that Mr. Fallon is independent under the applicable NASDAQ rules relating to Board membership and under the applicable NASDAQ and SEC rules relating to Audit Committee membership. We also believe we are in compliance with the NASDAQ listing requirements.
The Dissident Stockholders have also alluded to the fact that Dr Laurencin resigned from certain Board committees in 2009 and implied that this may have been improper in some way. In fact, nothing could be farther from the truth. Prior to joining the Board of Osteotech, Dr. Laurencin provided the Company with a concept for a potential product under the HCT Technology. Also prior to joining the Board, Dr. Laurencin and the Company terminated all of their prior relationships so that Dr. Laurencin could join the Board as a clearly independent member. In 2009, when it became clear that the Company might proceed with the product concept proposed by Dr. Laurencin, the Company determined that it might need additional input and assistance from Dr. Laurencin to fully develop the product. Once that determination was made, but prior to beginning substantive negotiations on a consulting agreement, Dr. Laurencin resigned from the Compensation and Audit Committees so there would be no independence issues nor any challenges of impropriety during the negotiation of the consulting agreement.
Our corporate governance practices are sound.
The Dissident Stockholders have criticized Osteotech for having what they view to be poor corporate governance practices. Specifically the Dissident Stockholders reference the following measures that have been taken by the Company that the Dissident Stockholders believe weaken the stockholder’s franchise and entrench management: (1) adoption of a stockholders’ rights plan, (2) the “poison put” provision in our credit agreement, (3) the benefits payable to our executive officers in connection with a change in control, (4) certain “anti-takeover” provisions in our Bylaws and (5) our purported lack of response to concerns raised by our stockholders. We do not think any of these criticisms are valid and have addressed each of the arguments below.
Stockholder Rights Plan. There has been a resurgence in recent years in the adoption and extension of rights plans, particularly among smaller capitalization public companies. In 2008, 69 companies adopted rights plans for the first time (a 245% increase over 2007), and 76 companies extended their existing rights plans (a 43% increase over 2007). The recent increase in the adoption and retention of rights plans reflects increased hostile takeover activity and deterioration in the equity values of many public companies due to the credit crisis and the resulting recession.

Upon expiration of our prior stockholder rights plan in March 2009, our Board authorized management to develop a new stockholder rights plan for implementation by the Board if and when the Board concluded that it was necessary. The new stockholder rights plan was ready for implementation at the end of the second quarter of 2009. In January 2010, the Board became aware that the Dissident Stockholders appeared to be orchestrating a takeover of Osteotech without offering any sort of premium to the existing stockholders. While the Dissident Stockholders were accumulating additional shares of Osteotech common stock for the purpose of opposing the current Board, that Board was already in the process of reviewing strategic alternatives with the assistance of Deutsche Bank. For the benefit of all of its stockholders, the Board felt it was a prudent, reasonable and proportionate response to the actions taken by the Dissident Stockholders to adopt and implement the new stockholder rights plan in January 2010. The rights plan is designed to discourage coercive or unfair takeover tactics and to provide fair and equal treatment for all stockholders of the Company in the event that an unsolicited offer is made to acquire the Company. The rights plan does not contain any “dead-hand,” “slow-hand,” “no-hand” or similar objectionable provisions, and was adopted to allow the Board to exert some control over a takeover process especially in light of the ongoing review of strategic alternatives, not as a device to entrench management as the Dissident Stockholders suggest.
“Poison Put” Provision in Credit Agreement. In December 2009, we entered into a Revolving Credit and Security Agreement (the “Credit Agreement”) with PNC Bank, National Association as lender and agent (“PNC”). Pursuant to the terms of the Credit Agreement and upon request, we may borrow from PNC up to $10 million subject to a maximum borrowing base that is based upon an amount equal to 85% of our eligible receivables (as that term is defined in the Credit Agreement) less such reserves as PNC reasonably deems proper and necessary. Borrowings are secured by essentially all our assets.
We are required to maintain compliance with various financial and other covenants and conditions, including but not limited to, a prohibition on paying cash dividends, a requirement that a fixed charge coverage ratio be maintained beginning on March 31, 2011, and certain limitations on engaging in affiliate transactions, making acquisitions, incurring additional indebtedness and making capital expenditures, the breach of any of which would permit PNC to accelerate the obligations. Because borrowings under the Credit Facility are secured by our assets, PNC required that certain subjective acceleration provisions be included in the Credit Agreement. Such provisions are based upon, in the reasonable opinion of PNC, the occurrence of any adverse or material change in the condition or affairs, financial or otherwise, of us, which impairs the interest of PNC. PNC also required that a provision, referred to by the Dissident Stockholders as a “poison put provision,” be included in the Credit Agreement providing that a change in the majority of the Osteotech Board members in office at the start of the Credit Agreement would constitute a triggering event resulting in acceleration of the debt. This provision was included at the insistence of PNC and was not included as a device to entrench management. Moreover, as of the date of this letter there were no amounts outstanding under the Credit Agreement and we were in compliance with all covenants.
Benefits Payable Under Change in Control Agreements. We have had change in control agreements in place with members of our management since 1997 and with the current management team since the beginning of their employment with Osteotech going as far back as 2000. Under the change in control agreements, the officers may be entitled to receive certain payments and benefits if there is a separation of service after a change in control. We believe that it is important to protect members of management in the event of a change in control. Further, it is our belief that providing change in control benefits should eliminate or reduce the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of stockholders. The change in control agreements assure that we will have the continued dedication of these individuals as executives notwithstanding the possibility, threat or occurrence of a change in control of Osteotech. In order for the change in control benefits to apply there must be both a change in control and a separation of service. Because the officer can voluntarily terminate his or her employment for any reason after the 180th day following the change in control and still receive benefits, the change in control agreements are deemed to contain a “modified single trigger.”
Change in control agreements are not unusual and they are particularly meaningful in companies with lean management teams, such as smaller public companies, where the loss of one or two officers can have a severe negative impact on the business. At the time of their initial adoption, the Board determined that providing the benefits and triggers in the change in control agreements was necessary to retain top flight management in a competitive and consolidating industry. For continuity and fair treatment, we have continued providing the same change in control benefits to all current members of management. Because members of our management receive smaller equity awards in comparison to their counterparts at the companies included in our Compensation Peer Group discussed under “Compensation Discussion and Analysis––Objectives of Our Compensation Programs” in our 2010 Proxy Statement, we believe the payouts under the change in control agreements are reasonable and appropriate and do not constitute a poor corporate governance practice.

Anti-Takeover Bylaw Provisions. In the Dissident Stockholders’ proxy materials, certain provisions included in our Bylaws are labeled as anti-takeover measures constituting poor corporate governance practices. Such provisions provide that: (1) stockholders may not call special meetings; (2) stockholders must comply with the Company’s advance notice bylaw in order to present proposals at annual stockholder meetings; (3) the board may increase the number of directors on the board without stockholder approval; and (4) the quorum threshold at annual meetings is 33-1/3% of the Company’s outstanding shares. These provisions are commonly included in bylaws and are designed to enable a company’s board to manage a change in control scenario and avoid an unsolicited and unwelcomed takeover of the company. Such provisions are not included in Osteotech’s Bylaws with a view to entrench management or to hinder “the free exercise of stockholders’ franchise,” as the Dissident Stockholders suggest in their proxy materials. The Dissident Stockholders’ ability to form a group owning almost 25% of Osteotech’s common stock without triggering the stockholder rights plan and to notify Osteotech of their intention to nominate directors for control of the Board without difficulty demonstrate that Osteotech’s Bylaw provisions are not hindering the free exercise of the stockholders’ franchise. Moreover, the provision cited in clause (4) above actually helps the Dissident Stockholders in this case by providing a threshold which is less than 10% above the percentage of shares they already own.
Osteotech’s Responsiveness to Stockholder Concerns. Osteotech has a long history of being responsive to stockholders and has engaged in numerous discussions with stockholders over the years. The Dissident Stockholders’ statements that Osteotech ignores the concerns and interests of our stockholders are untrue, reflect the Dissident Stockholders’ lack of information regarding communications we have had with other Osteotech stockholders, and completely discount the numerous communications we have held with Heartland over the years. The Dissident Stockholders have also criticized the Board for being passive, not taking appropriate action to maximize stockholder value and having a laissez-faire attitude. Nothing can be further from the truth. The Board has been actively working with an investment bank for months to evaluate strategic alternatives, bases a substantial portion of management’s compensation on performance-based incentives and is involved with, and provides feedback and guidance on, the Company’s strategies and tactics.
Annual Election of all Osteotech Directors and Osteotech’s Independent Chairman of the Board. Osteotech has a destaggered Board of Directors where all directors are elected by stockholders annually. Osteotech also has an independent Chairman of the Board. Stockholder rights advocates view having a destaggered Board and an independent Chairman of the Board as good corporate governance practices that are favorable from a stockholder’s perspective. We believe that such corporate governance practices provide the best evidence that Osteotech is not seeking to entrench management and weaken the stockholders’ franchise.
Our Board holds management accountable and is committed to maximizing stockholder value.
The Dissident Stockholders argued that members of our Board of Directors do not have a significant ownership interest in the Company and therefore lack meaningful economic interest to hold management accountable. The Dissident Stockholders also argued that the purported lack of accountability may result in a lack of commitment by the Board to maximize stockholder value.
As reflected in the table provided in our 2010 Proxy Statement under “Security Ownership of Certain Beneficial Owners and Management––How much common stock do our directors and executive officers own?”, each member of our Board of Directors owns shares of our common stock and therefore has an economic interest in the Company. Moreover, each director not only has an economic interest aligned with the Company’s stockholders but also has a duty under Delaware law to act in the best interests of the Company’s stockholders, which includes holding management accountable and maximizing stockholder value.
Members of management are also held accountable through our compensation programs. As discussed in more detail under “Compensation Discussion and Analysis” in our 2010 Proxy Statement, bonuses under our Management Performance Bonus Plan are only earned upon the achievement of certain corporate performance goals. Likewise, 70% of the annual equity awards made to officers of the Company will only be awarded if certain corporate performance goals are achieved. Having the compensation of management dependent upon the success of the Company provides clear and strong incentives to management to improve the Company’s results.

Dissident Stockholders’ initiatives will waste time and corporate resources.
The Dissident Stockholders have announced five steps that they will take upon assuming control of Osteotech. In each case, these initiatives either reflect the Dissident Stockholders’ director nominees lack of experience and understanding of our business and industry, or represent steps the current Board and management have already undertaken. Our response to each of those steps is included below:
•	Undertaking an in-depth review of the Company’s business lines. This step, while necessary in light of the Dissident Stockholders’ director nominees’ lack of understanding of our industry and business, would distract our distribution teams, employees, management and Board during the launch of three new tissue products that are the basis of our future revenue growth and profitability, and inevitably would prolong the process of pursuing the strategic initiatives discussed above. On the other hand, the Company’s current Board and management have a thorough understanding of the Company’s business lines and the strategy being followed to grow the Company’s business.
•	Improving corporate governance, including redeeming the rights issued under the poison pill plan as well as cancelling the plan and removing the poison put provision from the credit agreement. As discussed above, the rights plan is designed to discourage coercive or unfair takeover tactics and to provide fair and equal treatment for all stockholders of the Company in the event that an unsolicited offer is made to acquire the Company. For these reasons, we do not believe it is in our stockholders’ best interests at this time to redeem the rights issued.
If the Dissident Stockholders’ director nominees are elected, we would be in default under the Credit Agreement and have no assurances that PNC would be willing to continue extending credit to the Company. Moreover, PNC required that we include the so-called poison put provision in the Credit Agreement.
•	Adopting measures designed to optimize cost structure and maximize operating efficiencies. It is unclear what the Dissident Stockholders’ director nominees intend to do under this step that the current Board has not already done. In order to align our infrastructure and initiatives with the size of our revenue base, in the second half of 2009 and early 2010, we instituted various cost reduction programs, including a reduction in force. The Company has been very successful in optimizing its cost structures and maximizing operating efficiencies. Operating expenses declined $3.6 million in the first half of 2010, excluding the costs associated with evaluating the strategic alternatives, compared with the first half of 2009. Gross margin on revenue generated by tissue products has also increased, improving three points to 50% for the first six months of 2010 as compared to 47% for the last six months of 2009. We have also been, and will continue to be, focused on improving the effectiveness of our world-wide distribution channel. We intend to utilize the success of the distribution effectiveness initiatives to drive improved profitability and to generate positive cash flow. Increases in unit sales volume will allow us to unlock the financial model we have created, effectively leveraging the efficiencies already implemented in manufacturing and other back office functions. In 2010, we plan to reduce costs and expenses throughout the organizations as our primary focus will be on the launch of new products. We will continue to try to further reduce manufacturing lead times and obsolescence exposure and increase tissue yields. To augment cash flow, we plan to generate cash from operations, reduce tissue inventories and limit investments in plant and equipment and other components of working capital.
•	Investigating the Company’s product development programs. Similar to the first bullet above, this “investigating” by the Dissident Stockholders’ director nominees is only necessary because of their inexperience and lack of understanding of the Company. The Company’s current Board and management have put in place and managed the Company’s product development programs and have an intimate understanding of the Company’s product development pipeline and the resurgence of the Company’s business through the new products produced by that pipeline, namely Plexur M®, MagniFuse™ and HCT™ Technology.

•	Retaining an investment bank to explore all alternatives for maximizing stockholder value, including a possible sale or merger of the Company. As discussed in more detail above, the Company’s Board retained Deutsche Bank in 2009 to explore various strategic initiatives for the Company and has been working intensely in 2010 with that banker on those initiatives.
* * *
For the reasons stated above, we strongly believe that the Board’s six nominees are crucial to the continued success of Osteotech and strongly encourage you to vote in favor of the Board’s six nominees for election at the 2010 Annual Meeting of Stockholders of Osteotech using the GOLD proxy card.

Sincerely,

Kenneth P. Fallon, III
Chairman of the Board of Directors

Sam Owusu-Akyaw
President and Chief Executive Officer
August 10, 2010
IMPORTANT INFORMATION
Osteotech, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Osteotech’s stockholders in connection with Osteotech’s 2010 Annual Meeting. Important information concerning the identity and interests of these persons is available in the proxy statement that Osteotech filed with the SEC on August 3, 2010.
Osteotech has filed a definitive proxy statement in connection with its 2010 Annual Meeting. The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning Osteotech are available free of charge at www.sec.gov and www.osteotech.com. Stockholders should read carefully the definitive proxy statement and the accompanying GOLD proxy card before making any voting decision.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
Certain statements made throughout this letter that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s ability to develop and introduce new products, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. For a more detailed discussion of certain of these factors, see the Company’s periodic reports filed with the SEC from time to time, including the latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. All information in this letter is as of August 10, 2010 and the Company does not intend to update this information.

YOUR VOTE IS EXTREMELY IMPORTANT THIS YEAR IN LIGHT OF THE PROXY CONTEST BEING CONDUCTED BY THE DISSIDENT STOCKHOLDERS.
Your vote is very important to Osteotech. Whether or not you plan to attend the meeting and regardless of the number of shares of common stock that you own, Osteotech urges you to vote in favor of the nominees of your Board of Directors by promptly marking, signing, dating and returning the enclosed GOLD proxy card in the accompanying postage-paid envelope or by voting by Internet or telephone as described under “Voting Methods” in our 2010 Proxy Statement.
Osteotech urges you not to sign any proxy card that may be sent to you by the Dissident Stockholders. If you have previously returned a white proxy card to the Dissident Stockholders, you may change your vote by marking, signing, dating and returning the enclosed GOLD proxy card in the accompanying postage-paid envelope or by voting by Internet or telephone as described under “Voting Methods” in our 2010 Proxy Statement. Only the latest dated proxy you submit will be counted.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

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New York, NY 10038
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Email: osteotech.info@georgeson.com